Exhibit 99.2

800 Boylston Street

Boston, MA 02199

AT THE COMPANY

Michael Walsh

Senior Vice President, Finance

(617) 236-3410

Arista Joyner

Investor Relations Manager

(617) 236-3343

BOSTON PROPERTIES, INC. ANNOUNCES

FOURTH QUARTER 2008 RESULTS;

RECOGNIZES $188.3 MILLION OF NON-CASH IMPAIRMENT CHARGES ON

INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

Reports diluted FFO per share of $0.05            Reports diluted EPS of $(0.76)

BOSTON, MA, January 28, 2009 – Boston Properties, Inc. (NYSE: BXP), a real estate investment trust, reported results today for the fourth quarter ended December 31, 2008.

Results for the quarter ended December 31, 2008

Funds from Operations (FFO) for the quarter ended December 31, 2008 were $5.9 million, or $0.05 per share basic and $0.05 per share diluted. This compares to FFO for the quarter ended December 31, 2007 of $147.5 million, or $1.24 per share basic and $1.22 per share diluted. FFO for the quarter ended December 31, 2008 includes $(1.33) per share on a diluted basis related to non-cash impairment charges on certain of the Company’s investments in unconsolidated joint ventures, $0.05 per share on a diluted basis related to termination income associated with the Company’s termination of its lease with the law firm of Heller Ehrman LLP and $(0.05) per share on a diluted basis related to the ineffectiveness of certain of the Company’s interest rate hedging contracts. The weighted average number of basic and diluted shares outstanding totaled 120,788,097 and 121,478,453, respectively, for the quarter ended December 31, 2008 and 119,248,503 and 122,338,037, respectively, for the quarter ended December 31, 2007.

In the fourth quarter ended December 31, 2008, the Company recognized non-cash impairment charges aggregating approximately $(188.3) million, or $(1.33) per share diluted, representing the other-than-temporary decline in the fair values below the carrying values of certain of the Company’s investments in unconsolidated joint ventures. In accordance with Accounting Principles Board Opinion No. 18 “The Equity Method of Accounting for Investments in Common Stock” (APB No. 18), a loss in value of an investment under the equity method of accounting, which is other than a temporary decline, must be recognized. As a result, the Company recognized non-cash impairment charges on its investments in 540 Madison Avenue, Two Grand Central Tower, 125 West 55th Street, the Company’s Value-Added Fund and its Eighth Avenue and 46th Street project located in New York City (discussed below).

Net income (loss) available to common shareholders was $(91.6) million for the quarter ended December 31, 2008, compared to $123.8 million for the quarter ended December 31, 2007. Net income (loss) available to common shareholders per share (EPS) for the quarter ended December 31, 2008 was $(0.76) basic and diluted. This compares to EPS for the fourth quarter of 2007 of $1.04 basic and $1.02 on a diluted basis.

Results for the year ended December 31, 2008

FFO for the year ended December 31, 2008 were $423.8 million, or $3.53 per share basic and $3.49 per share diluted. This compares to FFO for the year ended December 31, 2007 of $562.5 million, or $4.73 per share basic and $4.64 per share diluted, after a supplemental adjustment to exclude the loss from early extinguishment of debt associated with the sale of real estate. The loss from early extinguishment of debt associated with the sale of real estate totaled approximately $2.7 million, or $0.02 per share basic and diluted for the year ended December 31, 2007. The weighted average number of basic and diluted shares outstanding totaled 119,979,810 and 122,759,352, respectively, for the year ended December 31, 2008 and 118,838,524 and 122,453,781, respectively, for the year ended December 31, 2007.

Net income available to common shareholders was $125.2 million for the year ended December 31, 2008, compared to $1,324.7 million for the year ended December 31, 2007. Net income available to common shareholders per share (EPS) for the year ended December 31, 2008 was $1.04 basic and $1.03 on a diluted basis. This compares to EPS for the year ended December 31, 2007 of $11.11 basic and $10.94 on a diluted basis. Net income available to common shareholders for the year ended December 31, 2007, includes approximately $1,015.8 million related to gains on sales of real estate and discontinued operations.

The reported results are unaudited and there can be no assurance that the results will not vary from the final information for the quarter and year ended December 31, 2008. In the opinion of management, all adjustments considered necessary for a fair presentation of these reported results have been made.

As of December 31, 2008, the Company’s portfolio consisted of 147 properties comprising approximately 49.8 million square feet, including 10 properties under construction totaling 3.8 million square feet and one hotel. The overall percentage of leased space for the 136 properties in service as of December 31, 2008 was 94.5%.

Significant events during the fourth quarter included:

•

On October 8, 2008, a joint venture in which the Company has a 50% interest placed in-service Annapolis Junction, a 118,000 net rentable square foot Class A office property located in Annapolis, Maryland. The property is 14% leased.

•

On October 10, 2008, the Company used available cash to repay the mortgage loan collateralized by its Bedford Business Park properties located in Bedford, Massachusetts totaling approximately $16.1 million. There was no prepayment penalty associated with the repayment. The mortgage loan bore interest at a fixed rate of 8.60% per annum and was scheduled to mature on December 10, 2008.

•

On November 13, 2008, the Company closed on an eight-year, $375.0 million mortgage loan collateralized by Four Embarcadero Center located in San Francisco, California. The mortgage loan bears interest at a fixed rate of 6.10% per annum. Under the Company’s interest rate hedging program, the Company will reclassify into earnings over the eight-year term of the loan as an increase in interest expense approximately $26.4 million of the amounts recorded on its consolidated balance sheet within accumulated other comprehensive loss, which amounts represent the effective portion of the applicable interest rate hedging contracts. The Company’s interest rate hedging program also contemplated obtaining additional financing of at least $150.0 million by the end of 2008. In accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, the Company determined that it would be unable to complete the financing by the required date under its hedging program. As a result, the Company has recognized a net derivative loss of approximately $7.2 million representing the ineffectiveness of its remaining interest rate hedging contracts.

•

On November 17, 2008, the Company entered into an agreement to terminate its lease with the law firm of Heller Ehrman LLP at its Times Square Tower property located in New York City and recognized lease termination income of approximately $7.5 million. The Company subsequently entered into a lease with the law firm of Pryor Cashman LLP which now occupies approximately 95,000 net rentable square feet of the Heller Ehrman space through June 2024.

•

On November 26, 2008, the Company entered into a 15-year lease with Biogen Idec, for 100% of a build-to-suit development project with approximately 356,000 net rentable square feet of Class A office space located on land owned by the Company and known as the Corporate Center of Weston in Weston, Massachusetts. The Company expects that the project will be complete and available for occupancy during the third quarter of 2010.

•	On December 1, 2008, the Company placed in-service 77 CityPoint, a 210,000 net rentable square foot Class A office property located in Waltham, Massachusetts. The property is 100% leased.

•	On December 10, 2008, the Company placed in-service South of Market, a 652,000 net rentable square foot Class A office project located in Reston, Virginia. The property is 85% leased.

•

On December 15, 2008, Frederick J. Iseman was appointed to serve as a new independent member of the Company’s Board of Directors. Mr. Iseman is Chairman and Chief Executive Officer of CI Capital Partners LLC, a private equity investment firm which he founded in 1993. In addition, the Board appointed Mr. Iseman to the Compensation Committee effective January 1, 2009.

•

On December 18, 2008, the Company executed a 15-year lease with the law firm of Hunton & Williams LLP for its development project at 2200 Pennsylvania Avenue in Washington, DC. Hunton & Williams will occupy approximately 190,000 square feet out of the approximately 450,000 square feet of office space (approximately 42%). The lease is scheduled to commence in the third quarter of 2011.

•

During the quarter ended December 31, 2008, an unconsolidated joint venture in which the Company has a 50% interest suspended development activity on its Eighth Avenue and 46th Street project located in New York City. The proposed project was comprised of an assemblage of land parcels and air-rights, including contracts to acquire land parcels and air-rights, on which the joint venture was to construct a Class A office property. As a result, the Company recognized a charge totaling approximately $23.2 million, which represented the Company’s share of land and air-rights impairment losses, forfeited contract deposits and previously incurred planning and pre-development costs.

EPS and FFO per Share Guidance:

The Company’s guidance for the first quarter and full year 2009 for EPS (diluted) and FFO per share (diluted) is set forth and reconciled below.

	First Quarter 2009			Full Year 2009
	Low	-	High	Low	-	High
Projected EPS (diluted)	$0.54	-	$0.56	$1.77	-	$1.97
Add:
Projected Company Share of Real Estate Depreciation and Amortization	0.76	-	0.76	3.05	-	3.05
Less:
Projected Company Share of Gains on Sales of Real Estate	0.02	-	0.02	0.07	-	0.07
Projected FFO per Share (diluted)	$1.28	-	$1.30	$4.75	-	$4.95

Except as described below, the foregoing estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and previously disclosed. The guidance above includes the additional non-cash interest expense resulting from the change in accounting for convertible debt instruments that is more fully described in the next paragraph. In addition, the estimates do not include possible future gains or losses or the impact on operating results from other possible future property acquisitions or dispositions, or possible future impairment charges. EPS estimates may be subject to fluctuations as a result of several factors, including changes in the recognition of depreciation and amortization expense and any gains or losses associated with disposition activity. The Company is not able to assess at this time the potential impact of these factors on projected EPS. By definition, FFO does not include real estate-related depreciation and amortization or gains or losses associated with disposition activities. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

On May 9, 2008, the Financial Accounting Standards Board (the “FASB”) issued FASB Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”) that requires the liability and equity components of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate. FSP No. APB 14-1 requires that the initial proceeds from the sale of Boston Properties Limited Partnership’s $862.5 million of 2.875% exchangeable senior notes due 2037, $450.0 million of 3.75% exchangeable senior notes due 2036 and $747.5 million of 3.625% exchangeable senior notes due 2014 be allocated between a liability component and an equity component in a manner that reflects interest expense at the interest rate of similar nonconvertible debt. The resulting debt discount will be amortized over the period during which the debt is expected to be outstanding (i.e., through the first optional redemption dates) as additional non-cash interest expense. Based on the Company’s understanding of the application of FSP No. APB 14-1, this will result in an aggregate of approximately $0.15 - $0.16 per share (net of incremental capitalized interest) of additional non-cash interest expense for fiscal 2008 and approximately $0.21 - $0.22 per share for fiscal 2009. Excluding the impact of capitalized interest, the additional non-cash interest expense will be approximately $0.19 - $0.20 per share for fiscal 2008 and approximately $0.27 - $0.28 per share for fiscal 2009. The additional non-cash interest expense (before netting) will increase in subsequent reporting periods through the first optional redemption dates as the debt accretes to its par value over the same period. FSP No. APB 14-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is not permitted. Upon adoption, FSP No. APB 14-1 requires companies to retrospectively apply the requirements of the pronouncement to all periods presented.

Boston Properties will host a conference call on Thursday, January 29, 2009 at 10:00 AM Eastern Time, open to the general public, to discuss the fourth quarter and full year 2008 results, the 2009 projections and related assumptions, and other related matters that may be of interest to investors. The number to call for this interactive teleconference is (800) 257-7087 (Domestic) or (303) 205-0033 (International); no passcode required. A replay of the conference call will be available through February 5, 2009, by dialing (800) 405-2236 (Domestic) or (303) 590-3000 (International) and entering the passcode 11124985. There will also be a live audio webcast of the call which may be accessed on the Company’s website at www.bostonproperties.com in the Investor Relations section. Shortly after the call a replay of the webcast will be available in the Investor Relations section of the Company’s website and archived for up to twelve months following the call.

Additionally, a copy of Boston Properties’ fourth quarter 2008 “Supplemental Operating and Financial Data” and this press release are available in the Investor Relations section of the Company’s website at www.bostonproperties.com.

Boston Properties is a fully integrated, self-administered and self-managed real estate investment trust that develops, redevelops, acquires, manages, operates and owns a diverse portfolio of Class A office properties and one hotel. The Company is one of the largest owners and developers of Class A office properties in the United States, concentrated in five markets – Boston, Midtown Manhattan, Washington, D.C., San Francisco and Princeton, N.J.

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond Boston Properties’ control and could materially affect actual results, performance or achievements. These factors include, without limitation, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the effectiveness of our interest rate hedging program, the ability of our joint venture partners to satisfy their obligations, the effects of local economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, the impact of newly adopted accounting principles on the Company’s accounting policies and on period-to-period comparisons of financial results, regulatory changes and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Boston Properties does not undertake a duty to update or revise any forward-looking statement, including its guidance for the first quarter and full fiscal year 2009, whether as a result of new information, future events or otherwise.

Financial tables follow.

BOSTON PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(in thousands, except for per share amounts)
	(unaudited)
Revenue
Rental:
Base rent	$300,544	$277,088	$1,129,215	$1,084,308
Recoveries from tenants	50,032	46,926	204,732	184,929
Parking and other	17,663	16,845	68,105	64,982

Total rental revenue	368,239	340,859	1,402,052	1,334,219
Hotel revenue	12,158	13,121	36,872	37,811
Development and management services	9,024	5,378	30,518	20,553
Interest and other	879	22,041	18,958	90,315

Total revenue	390,300	381,399	1,488,400	1,482,898

Expenses
Operating:
Rental	123,479	116,465	488,030	455,840
Hotel	8,846	9,059	27,510	27,765
General and administrative	16,552	16,594	72,365	69,882
Interest	71,261	68,289	271,972	285,887
Depreciation and amortization	79,766	71,421	304,147	286,030
Net derivative losses	7,172	—	17,021	—
Losses from investments in securities	2,631	609	4,604	609
Losses from early extinguishments of debt	—	—	—	3,417

Total expenses	309,707	282,437	1,185,649	1,129,430

Income before minority interests in property partnerships, income (loss) from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	80,593	98,962	302,751	353,468
Minority interests in property partnerships	(427)	(84)	(1,997)	(84)
Income (loss) from unconsolidated joint ventures	(187,559)	805	(182,018)	20,428

Income (loss) before minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	(107,393)	99,683	118,736	373,812
Minority interest in Operating Partnership	14,174	(23,181)	(22,006)	(64,916)

Income (loss) before gains on sales of real estate and discontinued operations	(93,219)	76,502	96,730	308,896
Gains on sales of real estate, net of minority interest	1,667	—	28,502	789,238

Income (loss) before discontinued operations	(91,552)	76,502	125,232	1,098,134
Discontinued operations:
Income from discontinued operations, net of minority interest	—	862	—	6,206
Gains on sales of real estate from discontinued operations, net of minority interest	—	46,426	—	220,350

Net income (loss) available to common shareholders	$(91,552)	$123,790	$125,232	$1,324,690

Basic earnings per common share:
Income (loss) available to common shareholders before discontinued operations	$(0.76)	$0.64	$1.04	$9.20
Discontinued operations, net of minority interest	—	0.40	—	1.91

Net income (loss) available to common shareholders	$(0.76)	$1.04	$1.04	$11.11

Weighted average number of common shares outstanding	120,788	119,249	119,980	118,839

Diluted earnings per common share:
Income (loss) available to common shareholders before discontinued operations	$(0.76)	$0.63	$1.03	$9.06
Discontinued operations, net of minority interest	—	0.39	—	1.88

Net income (loss) available to common shareholders	$(0.76)	$1.02	$1.03	$10.94

Weighted average number of common and common equivalent shares outstanding	120,788	120,878	121,299	120,780

BOSTON PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(in thousands, except for share amounts) (unaudited)
ASSETS
Real estate	$9,560,049	$9,077,528
Real estate held for sale, net	—	221,606
Construction in progress	829,995	700,762
Land held for future development	228,300	249,999
Less: accumulated depreciation	(1,768,785)	(1,531,707)

Total real estate	8,849,559	8,718,188
Cash and cash equivalents	241,510	1,506,921
Cash held in escrows	21,970	186,839
Marketable securities	11,590	22,584
Tenant and other receivables, net of allowance for doubtful accounts of $4,006 and $1,901, respectively	68,743	58,074
Note receivable	270,000	—
Accrued rental income, net of allowance of $15,440 and $829, respectively	316,711	300,594
Deferred charges, net	326,401	287,199
Prepaid expenses and other assets	22,401	30,566
Investments in unconsolidated joint ventures	782,760	81,672

Total assets	$10,911,645	$11,192,637

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage notes payable	$2,660,642	$2,726,127
Unsecured senior notes, net of discount	1,472,375	1,471,913
Unsecured exchangeable senior notes, net of discount	2,038,899	1,294,126
Unsecured line of credit	100,000	—
Accounts payable and accrued expenses	171,791	145,692
Dividends and distributions payable	97,162	944,870
Accrued interest payable	67,132	54,487
Other liabilities	173,750	232,705

Total liabilities	6,781,751	6,869,920

Commitments and contingencies	—	—

Minority interests	598,627	653,892

Stockholders’ equity:
Excess stock, $.01 par value, 150,000,000 shares authorized, none issued or outstanding	—	—
Preferred stock, $.01 par value, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $.01 par value, 250,000,000 shares authorized, 121,259,555 and 119,581,385 shares issued and 121,180,655 and 119,502,485 shares outstanding in 2008 and 2007, respectively	1,212	1,195
Additional paid-in capital	3,369,850	3,305,219
Earnings in excess of dividends	192,843	394,324
Treasury common stock, at cost	(2,722)	(2,722)
Accumulated other comprehensive loss	(29,916)	(29,191)

Total stockholders’ equity	3,531,267	3,668,825

Total liabilities and stockholders’ equity	$10,911,645	$11,192,637

BOSTON PROPERTIES, INC.

FUNDS FROM OPERATIONS (1)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	(in thousands, except for per share amounts) (unaudited)
Net income (loss) available to common shareholders	$(91,552)	$123,790	$125,232	$1,324,690

Add:
Minority interest in Operating Partnership	(14,174)	23,181	22,006	64,916
Minority interests in property partnerships	427	84	1,997	84
Less:
Income (loss) from unconsolidated joint ventures	(187,559)	805	(182,018)	20,428
Gains on sales of real estate, net of minority interest	1,667	—	28,502	789,238
Income from discontinued operations, net of minority interest	—	862	—	6,206
Gains on sales of real estate from discontinued operations, net of minority interest	—	46,426	—	220,350

Income before minority interests in property partnerships, income (loss) from unconsolidated joint ventures, minority interest in Operating Partnership, gains on sales of real estate and discontinued operations	80,593	98,962	302,751	353,468

Add:
Real estate depreciation and amortization (2)	115,668	73,306	382,600	295,635
Income from discontinued operations	—	1,009	—	7,274
Income (loss) from unconsolidated joint ventures (3)	(187,559)	805	(182,018)	4,975
Less:
Minority interests in property partnerships’ share of funds from operations	897	437	3,949	437
Preferred distributions (4)	953	926	3,738	4,266

Funds from operations (FFO)	6,852	172,719	495,646	656,649

Add:
Losses from early extinguishments of debt associated with the sales of real estate	—	—	—	2,675

Funds from operations after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	6,852	172,719	495,646	659,324

Less:
Minority interest in the Operating Partnership’s share of funds from operations after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	982	25,185	71,895	96,808

Funds from operations available to common shareholders after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$5,870	$147,534	$423,751	$562,516

Our percentage share of funds from operations - basic	85.67%	85.42%	85.49%	85.32%

Weighted average shares outstanding - basic	120,788	119,249	119,980	118,839

FFO per share basic after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$0.05	$1.24	$3.53	$4.73

FFO per share basic	$0.05	$1.24	$3.53	$4.71

Weighted average shares outstanding - diluted	121,478	122,338	122,759	122,454

FFO per share diluted after a supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate	$0.05	$1.22	$3.49	$4.64

FFO per share diluted	$0.05	$1.22	$3.49	$4.62

(1)	Pursuant to the revised definition of Funds from Operations adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), we calculate Funds from Operations, or “FFO,” by adjusting net income (loss) (computed in accordance with GAAP, including non-recurring items) for gains (or losses) from sales of properties, real estate related depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures. FFO is a non-GAAP financial measure. The use of FFO, combined with the required primary GAAP presentations, has been fundamentally beneficial in improving the understanding of operating results of REITs among the investing public and making comparisons of REIT operating results more meaningful. Management generally considers FFO to be a useful measure for reviewing our comparative operating and financial performance because, by excluding gains and losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose FFO after a specific and defined supplemental adjustment to exclude losses from early extinguishments of debt associated with the sales of real estate. The adjustment to exclude losses from early extinguishments of debt results when the sale of real estate encumbered by debt requires us to pay the extinguishment costs prior to the debt’s stated maturity and to write-off unamortized loan costs at the date of the extinguishment. Such costs are excluded from the gains on sales of real estate reported in accordance with GAAP. However, we view the losses from early extinguishments of debt associated with the sales of real estate as an incremental cost of the sale transactions because we extinguished the debt in connection with the consummation of the sale transactions and we had no intent to extinguish the debt absent such transactions. We believe that this supplemental adjustment more appropriately reflects the results of our operations exclusive of the impact of our sale transactions.

Although our FFO as adjusted clearly differs from NAREIT’s definition of FFO, and may not be comparable to that of other REITs and real estate companies, we believe it provides a meaningful supplemental measure of our operating performance because we believe that, by excluding the effects of the losses from early extinguishments of debt associated with the sales of real estate, management and investors are presented with an indicator of our operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.

Neither FFO nor FFO as adjusted should be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance. Neither FFO nor FFO as adjusted represents cash generated from operating activities determined in accordance with GAAP, and neither is a measure of liquidity or an indicator of our ability to make cash distributions. We believe that to further understand our performance, FFO and FFO as adjusted should be compared with our reported net income and considered in addition to cash flows in accordance with GAAP, as presented in our consolidated financial statements.

(2)	Real estate depreciation and amortization consists of depreciation and amortization from the Consolidated Statements of Operations of $79,766, $71,421, $304,147 and $286,030, our share of unconsolidated joint venture real estate depreciation and amortization of $36,399, $2,074, $80,303 and $8,247 and depreciation and amortization from discontinued operations of $0, $234, $0 and $2,948, less corporate-related depreciation and amortization of $497, $423, $1,850 and $1,590 for the three months and year ended December 31, 2008 and 2007, respectively.
(3)	Includes non-cash impairment losses aggregating approximately $188.3 million for the three months and year ended December 31, 2008 in accordance with APB No. 18 “The Equity Method of Accounting for Investments in Common Stock.” Excludes approximately $15.5 million related to our share of the gain on sale and related loss from early extinguishment of debt associated with the sale of Worldgate Plaza for the year ended December 31, 2007.
(4)	Excludes approximately $8.7 million and $5.6 million for the three months and year ended December 31, 2007, respectively, of income allocated to the holders of Series Two Preferred Units to account for their right to participate on an as-converted basis in the special dividend that followed previously completed sales of real estate.

BOSTON PROPERTIES, INC.

PORTFOLIO LEASING PERCENTAGES

	% Leased by Location
	December 31, 2008	December 31, 2007
Greater Boston	92.9%	93.3%
Greater Washington, D.C.	96.1%	99.1%
Midtown Manhattan	98.4%	99.5%
Princeton/East Brunswick, NJ	83.8%	83.3%
Greater San Francisco	92.8%	91.1%

Total Portfolio	94.5%	94.9%

	% Leased by Type
	December 31, 2008	December 31, 2007
Class A Office Portfolio	95.2%	95.4%
Office/Technical Portfolio	81.9%	86.1%

Total Portfolio	94.5%	94.9%